MATERIAL CHANGE REPORT
(Form 51-102F3)

1.	Name and Address of Company

Salamon Group, Inc.
4080 Paradise Road, #15-901
Las Vegas, Nevada
89169

2.	Date of Material Change

December 30, 2010.

3.	News Release

On December 30, 2010, Salamon Group, Inc. issued a press release with respect to the material changes described below.

4.	Summary of Material Changes

On December 30, 2010, the Company announced by press release that it entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Michael Matvieshen and Sunlogics Power Fund Management Inc., (“Sunlogics Power Fund”) whereby the Company agreed to acquire all of the issued and outstanding shares of common stock of Sunlogics Power Fund (“Sunlogics Shares”) from the holder of the Sunlogics Shares.

5.	Full Description of Material Changes

On December 30, 2010, the Company entered into a Stock Purchase Agreement (the “SPA”) with Michael Matvieshen and Sunlogics Power Fund Management Inc. (a Canadian Corporation) (“Sunlogics Power Fund”), whereby the Company agreed to acquire all of the issued and outstanding shares of capital stock of Sunlogics Power Fund (“Sunlogics Shares”) from Michael Matvieshen, the holder of the Sunlogics Shares (the “Seller”). In consideration for the purchase of the Sunlogics Shares from the Seller (the “Acquisition”), the Company agreed to issue an aggregate amount of 40,000,000 shares (the “SGI Shares”) of the Company’s common stock, $0.001 par value per share to the Seller and/ or Seller’s assignee(s).

The consummation of the Acquisition (“Closing”) is subject to the satisfaction or waiver of certain conditions, including: (i) the delivery of the Sunlogics Shares, (ii) the approval of the Sunlogics financial statements by the Company’s auditors (iii) the completion of audited pro forma financial statements of the Company, and (iii) other customary conditions.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Mr. Michael Matvieshen
President and CEO
Tel: (778)-753-5675

9.	Date of Report

December 30, 2010